Exhibit 5.1

May 27, 2021

Brooklyn ImmunoTherapeutics, Inc.
140 58th Street, Building A, Suite 2100
Brooklyn, New York 11220

Ladies and Gentlemen:

We have acted as counsel to Brooklyn ImmunoTherapeutics, Inc., a Delaware corporation (the “Company”) in connection with the preparation of the Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering for resale an aggregate of 2,869,881 shares (the “Shares”) of the Company’s common stock, par value $0.005 per share (“Common Stock”), that have been or may be issued to Lincoln Park Capital Fund, LLC (the “Selling Stockholder”) pursuant to the Purchase Agreement, dated May 26, 2021, between the Company and the Selling Stockholder (the “Purchase Agreement”). All of the Shares are being registered for resale on behalf of the Selling Stockholder. The Shares consist of 50,000 outstanding shares of Common Stock that were issued to the Selling Stockholder on May 26, 2021 (the “Outstanding Shares”) and up to 2,819,881 additional shares of Common Stock (the “Purchase Shares”) that may be issued to the Selling Stockholder from time to time hereafter pursuant to the Purchase Agreement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined and relied on (i) a signed copy of the Registration Statement, (ii) a signed copy of the Purchase Agreement, (iii) the Restated Certificate of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company, each as currently in effect, (iv) the Company’s stock ledger, and (v) the corporate actions of the Company that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have also examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.

For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the accuracy and completeness of each document furnished to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of all such originals, the legal competence of all signatories to such documents, and the genuineness of all signatures. We assume that the appropriate action will be taken, prior to the offer and sale of the Shares by the Selling Stockholder, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

In rendering our opinion below, we also have assumed that (a) the Company will have sufficient authorized and unissued or treasury shares of Common Stock at the time of issuance of the Purchase Shares, (b) all Purchase Shares will be evidenced by certificates or the Company’s Board of Directors will adopt a resolution providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”), prior to their issuance, (c) the issuance of the Shares will be duly noted in the Company’s stock ledger upon issuance, and (d) the Company will receive consideration for each of the Purchase Shares at least equal to the par value of such share of Common Stock and in the amount required by the Purchase Agreement.

Our opinion is limited to the DGCL.  The foregoing opinion is rendered as of the date of this letter. We assume no obligation to update or supplement such opinion in order to reflect any changes of law or fact that may occur.

K&L GATES LLP
1 PARK PLAZA, TWELFTH FLOOR
IRVINE, CALIFORNIA  92614

K&L Gates LLP
May 27, 2021

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized, the Outstanding Shares are validly issued, fully paid and non-assessable and the Purchase Shares, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

Our opinion is subject to the effects of general principles of equity, whether considered in a proceeding at law or equity.

We are furnishing this opinion letter to you solely in connection with the Registration Statement.  You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 6.01(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm therein and in the related Prospectus under the caption “Legal Matters.” In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP